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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                CONTACT: R. GREGORY LEWIS
                                                             615-269-1900

                  J. ALEXANDER'S CORPORATION EXTENDS AGREEMENT
                              WITH SOLIDUS COMPANY

              COMPANY SEES DIVIDEND PAYMENT BEGINNING IN EARLY 2006

      NASHVILLE, TN., August 1, 2005 - J. Alexander's Corporation (AMEX: JAX) today announced that it has reached an agreement with Solidus Company, its largest shareholder, to extend, subject to certain conditions, the existing contractual restrictions on Solidus's investment in the Company until December 1, 2009.

      Lonnie J. Stout II, chairman, president and chief executive officer, said that Solidus has agreed that it will not seek to increase its ownership of J. Alexander's Common Stock above 33% of the Common Stock outstanding and that it will not sell or otherwise transfer its Common Stock without the consent of the Company's Board of Directors. Stout said that the agreement will continue after January 15, 2006, provided that the Company pays a cash dividend to shareholders of either $0.025 per share, each quarter, or $0.10 per share, annually.

      According to Stout, the Company currently intends to pay a dividend in early 2006, which would meet the initial requirements to extend the standstill restrictions. Its intention is based on the Company's current results of operations and financial condition, and will be subject to review by the Company's Board of Directors at the time it considers declaring a dividend.

      "We are pleased with the commitment demonstrated by Solidus in agreeing to maintain its position for a significant period of time and its commitment to the Company's execution of its long-term business plan for the benefit of all our shareholders," Stout said. "We believe that the Amended and Restated Standstill Agreement, under which the Company can elect to pay a

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J. Alexander's Extends Agreement
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dividend to all shareholders in order to extend the agreement, provides the
Company with the opportunity to continue to execute its long-term business plan and provides a cash benefit to all shareholders if a dividend is paid."

      The agreement was negotiated and approved on behalf of the Company by the Audit Committee of the Board of Directors, which is comprised solely of independent directors, who were advised by independent counsel. A copy of the Amended and Restated Standstill Agreement will be filed with a Current Report on Form 8-K with the SEC.

      J. Alexander's Corporation presently owns 27 J. Alexander's contemporary, upscale, American casual dining restaurants which place a special emphasis on food quality and professional service. The Company's restaurants are located in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company is based in Nashville, Tennessee.

      This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. The Company's ability to pay a dividend will depend on its financial condition and results of operations at any time a dividend is considered or paid. Other risks, uncertainties and factors include the Company's ability to increase sales in certain of its restaurants, especially two of the newer restaurants that are not performing at satisfactory levels; changes in business or economic conditions, including rising food costs and product shortages; the number and timing of new restaurant openings and its ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company's new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company's reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company's filings made with the Securities and Exchange Commission and other communications.

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